A
C
I
   ARMANDO C. IBARRA
            Certified Public
            Accountants
            A Professional Corporation


Armando C. Ibarra, C.P.A.
Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD
Members of the American Institute of Certified Public Accountants

Members of the Better Business Bureau since 1997




March 29, 2004


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 25, 2004, on the audited financial statements of Alpha Nutraceuticals, Inc. (formerly, Sierra-Rockies, Corp.), as of December 31, 2003, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly your


____________________________
ARMANDO C. IBARRA, C.P.A.


371 E. Street, Chula Vista, CA 91910
Tel: (619) 422-1348  Fax: (619) 422-1465